Exhibit 99.1

Exponent Reports Strong Fourth Quarter and Fiscal Year 2007 Results

MENLO PARK, Calif., January 30, 2008 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the fourth quarter and fiscal year ended December 28, 2007.

For the fourth quarter of 2007, revenues increased 37% to $56,734,000, as compared to $41,482,000, in the same period of 2006. Revenues before reimbursements grew 24% to $46,974,000, as compared to $38,021,000, last year. Net income was up 76% to $5,247,000, or $0.33 per diluted share, as compared to $2,979,000, or $0.18 per diluted share, in the prior year period. EBITDAS1 improved 57% to $10,672,000, as compared to $6,802,000, in the fourth quarter of 2006.

For the fiscal year ended December 28, 2007, revenues increased 22% to $205,148,000, as compared to $168,496,000, in fiscal year 2006. Revenues before reimbursements grew 17% to $183,139,000, as compared to $156,742,000, last year. Net income was up 43% to $20,341,000, or $1.25 per diluted share, as compared to $14,194,000, or $0.83 per diluted share, in the prior year. EBITDAS1 improved 41% to $41,844,000, as compared to $29,693,000, in 2006.

During 2007, Exponent generated $27.0 million in cash flow from operations, used $24.6 million to repurchase its common stock, and closed the year with $63.7 million in cash, cash equivalents and short-term investments.

“The fourth quarter benefited from continued strong performances of a broad set of practices, as well as the delivery of Rapid Deployment Integrated Surveillance Systems to the U.S. Army,” commented Michael R. Gaulke, Chairman and CEO. “In addition to the positive impact of our defense technology development practice, we posted strong revenue growth, improved utilization, and solid bottom line profit. We had notable performance in our electrical & semiconductors, thermal sciences, human factors, and mechanics & materials practices, in addition to our health and environmental groups.

“In 2007, we were able to convert our strong revenue growth into expanded margins through utilization improvement, infrastructure leverage, and increases in product sales. In addition to our strong financial results for the year, we made significant progress in several of our strategic growth areas including health science consulting, product design consulting, energy consulting, and defense technology development.

“In the coming year, we expect to post high single-digit to low double-digit growth in revenue before reimbursements as we focus on capitalizing on our strategic growth areas. We believe the demand for our consulting services will continue to expand as products and processes become more technologically complex and geographically dispersed. We also see our demand continuing to be driven by product failures, human health hazards, and environmental concerns. We believe that Exponent’s differentiated market position as a multidisciplinary engineering and scientific consulting firm with unparalleled technical expertise and experience will allow us to translate these opportunities and market drivers into long-term shareholder value,” concluded Mr. Gaulke.

Today’s Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, January 30, 2008, starting at 4:30 p.m. Eastern Daylight Time/1:30 p.m. Pacific Daylight Time. The audio on the conference call is available by dialing 800-219-6110. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-405-2236 and entering reservation #11106971.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm is best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with their new products to help prevent problems in the future. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or

www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

(1) EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP is set forth below.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended December 28, 2007 and December 29, 2006

(in thousands, except per share data; unaudited)

	Quarter Ended		Year Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
Revenues
Revenues before reimbursements	$46,974	$38,021	$183,139	$156,742
Reimbursements	9,760	3,461	22,009	11,754

Revenues	56,734	41,482	205,148	168,496

Operating expenses
Compensation and related expenses	29,999	26,189	119,496	105,860
Other operating expenses	5,736	5,284	21,662	19,886
Reimbursable expenses	9,760	3,461	22,009	11,754
General and administrative expenses	3,277	2,680	12,037	10,807

	48,772	37,614	175,204	148,307

Operating income	7,962	3,868	29,944	20,189
Other income
Interest income, net	470	466	1,821	1,927
Miscellaneous income, net	224	583	1,860	1,462

	694	1,049	3,681	3,389

Income before income taxes	8,656	4,917	33,625	23,578
Income taxes	3,409	1,938	13,284	9,384

Net income	$5,247	$2,979	$20,341	$14,194

Net income per share:
Basic	$0.35	$0.20	$1.36	$0.89
Diluted	$0.33	$0.18	$1.25	$0.83
Shares used in per share computations:
Basic	14,885	15,107	15,007	15,883
Diluted	16,140	16,455	16,322	17,196

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 28, 2007 and December 29, 2006

(in thousands; unaudited)

	December 28, 2007	December 29, 2006
Assets
Current assets:
Cash and cash equivalents	$10,700	$5,238
Short-term investments	53,034	52,844
Accounts receivable, net	59,819	48,208
Prepaid expenses and other assets	5,754	3,484
Deferred income taxes	3,806	2,232

Total current assets	133,113	112,006

Property, equipment and leasehold improvements, net	29,409	29,577
Goodwill	8,607	8,607
Other assets	11,786	11,026

	$182,915	$161,216

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,663	$4,887
Accrued payroll and employee benefits	30,366	21,773
Deferred revenues	6,458	4,066

Total current liabilities	44,487	30,726

Other liabilities	4,754	5,088
Deferred rent	1,755	1,097

Total liabilities	50,996	36,911

Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	59,772	50,799
Accumulated other comprehensive income	347	93
Retained earnings	113,018	101,226
Treasury stock, at cost	(41,234)	(27,829)

Total stockholders’ equity	131,919	124,305

	$182,915	$161,216

EXPONENT, INC.

EBITDAS (1)

For the Quarters Ended December 28, 2007 and December 29, 2006

(in thousands; unaudited)

	Quarter Ended		Year Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
Net Income	$5,247	$2,979	$20,341	$14,194
Add back (subtract):
Income taxes	3,409	1,938	13,284	9,384
Interest income, net	(470)	(466)	(1,821)	(1,927)
Depreciation and amortization	957	928	3,845	3,628
Stock-based compensation	1,529	1,423	6,195	4,414

EBITDAS (1)	$10,672	$6,802	$41,844	$29,693

(1)	EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.